Exhibit 99.2

FOR IMMEDIATE RELEASE

Contact:	Martha Fleming
Fidelity Southern Corporation
(404) 240-1504
FIDELITY SOUTHERN CORPORATION SHAREHOLDERS MEET
MILLARD CHOATE ELECTED TO BOARD
     Atlanta, GA (April 23, 2010) – Fidelity Southern Corporation (NASDAQ: LION) announced today that at its shareholders’ meeting all directors nominated for the Fidelity Southern Corporation Board were elected. Also, the shareholders approved Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010, and approved a non-binding vote on compensation for its executive officers named in the proxy statement.
     Chairman James B. Miller, Jr. and President Palmer Proctor led a lively discussion for a larger than usual group of shareholders who were interested in the Georgia banking environment and Fidelity’s place in it.
     Following the shareholders’ meeting, the Fidelity Southern Corporation Board met. At the Board meeting, Fidelity Bank Board member Millard Choate was elected to the Fidelity Southern Corporation Board. Chairman Miller had announced at the earlier shareholders’ meeting that Choate would be recommended to the Fidelity Southern Board for election by Board action.
     Choate heads Choate Construction Company, which is one of the largest commercial construction and interior construction firms in the Southeast. He has a wealth of community and business experience. He is a graduate of Father Ryan High School and Vanderbilt University in Nashville, Tennessee, with degrees in Economics and Business.
     Fidelity Southern Corporation, through its operating subsidiaries Fidelity Bank and LionMark Insurance Company, provides banking services and credit-related insurance products through 23 branches in Atlanta, Georgia, a branch in Jacksonville, Florida, and an insurance office in Atlanta, Georgia. SBA, Indirect automobile, and mortgage loans are provided through employees located throughout the Southeast. For additional information about Fidelity’s products and services, please visit the website at www.FidelitySouthern.com.